Exhibit 10.1

May 7, 2009

PERSONAL & CONFIDENTIAL

Robert Moitoso
[Home address redacted]

Re:    Amendment No. 2 to Employment Agreement dated January 3, 2007 between you and NYFIX, Inc., as amended by Amendment No. 1 dated December 29, 2008 (the “Agreement”).

Dear Bob:

You and NYFIX, Inc. agree to the following amendments to the Agreement.

The second full paragraph on Page 3 of the Agreement, as amended by Amendment No. 1, is hereby further amended in its entirety and replaced with:

“While we certainly hope that your employment with NYFIX will be long and mutually rewarding, this offer is not a guarantee of employment for a specific period of time.  You should understand that you are an employee at-will, which means that either you or NYFIX may terminate your employment for any reason, at any time, with or without notice.  Please understand that no supervisor, manager or representative of NYFIX other than the Chief Executive Officer or the Chief Financial Officer has the authority to enter into any agreement with you for employment for any specified period of time or to make any promises or commitments contrary to the forgoing.  Further, any employment agreement entered into by the Chief Executive Officer or the Chief Financial Officer shall not be enforceable unless it is in a formal written agreement and signed by you and one of these designated company representatives.  Notwithstanding the above, in the event you voluntarily terminate your employment with Good Reason (as defined on Attachment “A”) or the Company terminates your employment without “Cause” (as defined on Attachment “A”), subject to the provisions of Attachment A, commencing 30 (thirty) days after termination of employment, you will receive (i) twelve (12) months’ base pay at your then-current rate, less required withholdings, payable in accordance with the Company’s normal payroll practices, and (ii) reimbursement for your out-of-pocket COBRA expense during the severance period, provided that you execute a release document in form and substance acceptable to NYFIX in its reasonable discretion (a “Release”), within such thirty-day period, and that any waiting or revocation periods contained in such release shall have expired prior to the 30th day following the date of termination.  All severance payments hereunder are subject to the provisions of Attachment B.”

The below definition of “Good Reason” will be added to the Definitions Section of Attachment A of the Agreement:

“The term “Good Reason” shall mean the occurrence of any of the following events:  (i) a material diminution in your duties; (ii) a material reduction in your base salary; or (iii) the relocation of your principal place of employment outside the Northeastern United States.

Any termination by you for Good Reason shall be communicated by means of a written notice delivered by you to the Company within 90 of the initial existence of the occurrence or condition on which you base your claim for Good Reason.  If the condition is capable of being corrected, the Company shall have 30 during which it may remedy the condition.  If the condition is not corrected, you must leave employment within 12 (twelve) months after the initial occurrence of the condition giving rise to your claim for Good Reason.”

If you are in agreement with the foregoing, kindly execute a copy of this letter and return it to the undersigned.

NYFIX, Inc.

Very truly yours,

/s/ Steven Vigliotti____
Steven Vigliotti
Chief Financial Officer

Accepted and Agreed:

/ s/ Robert Moitoso

Robert Moitoso